Exhibit 10.8

GBS Capital Partners

March 22, 2013

Mr. Oscar Brito
URBAN PROPERTIES, LLC
888 Brickell Key Dr., #1102
Miami, FL 33131

Dear Mr. Brito:

On April 13, 2012, you and we entered into a Cesión de Derechos y Acciones Contrato de Fideicomiso (the “Cesion”), whereby we assigned to you our rights to receive 9 specified condominium units being constructed at Chacabuco 1353, San Telmo, Buenos Aires, Argentina, and you agreed to pay us $750,000 in consideration of said assignment. Such consideration was to be paid in a first installment of $350,000 due on April 15, 2013, and a second installment of $400,000 due one year later. We had agreed on these due dates because the project promoter had advised us, and we in turn represented to you, that these units would be delivered during the fourth quarter of 2012 and because it was important to you to have sufficient time to sell these units so as to provide funds for the above payments. The units were not delivered at that time because of normal delays in the execution of the construction by part of the developer and project promoter, Estudio Peru, which has caused our representation to you to be inaccurate.

In light of these circumstances, we agree that the due date for the first payment of $350,000 under the Cesion shall now be October 15, 2013, and that the due date for the second payment of $400,000 shall now due one year after the first payment, and you agree that you release us from any and all liability for the inaccuracy of such representation.

We now represent to you that all of the units will be delivered to you by May 30th, 2013, and agree that, if they are delivered after that date, each of the new due dates shall be extended by a number of days equal to the number of days after that date that have elapsed when all of these units are delivered.

If this is acceptable to you, please sign below and return the signed copy to me.

Sincerely yours,

GBS CAPITAL PARTNERS, INC.

By: /s/ Luis Ernesto Rodriguez
Luis Ernesto Rodriguez
Managing Director

ACCEPTED:

URBAN PROPERTIES, LLC

By: /s/ Oscar Brito
Oscar Brito
Manager

Date: March 22nd, 2013